Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

ECHO GLOBAL LOGISTICS, INC.,

EINSTEIN MIDCO, LLC

and

EINSTEIN MERGER SUB, INC.

Dated as of September 9, 2021

TABLE OF CONTENTS

Page

Article I The Merger

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Charter and By-laws of the Surviving Corporation	2
1.6	Officers and Directors of the Surviving Corporation	3

Article II Effect of the Merger on Capital Stock

2.1	Effect on Capital Stock	3
2.2	Exchange of Certificates	4
2.3	Treatment of Stock Plan	6
2.4	Adjustments to Prevent Dilution	7
2.5	Withholding	8
2.6	Further Action	8

Article III Representations and Warranties

3.1	Representations and Warranties of the Company	8
3.2	Representations and Warranties of Parent and Merger Sub	32

Article IV Covenants

4.1	Interim Operations	37
4.2	Acquisition Proposals	41
4.3	Information Supplied	45
4.4	Stockholders Meeting	46
4.5	Filings; Other Actions; Notification	47
4.6	Access and Reports	49
4.7	NASDAQ De-listing	50
4.8	Publicity	50
4.9	Employee Benefits	50
4.10	Expenses	52
4.11	Indemnification; Directors’ and Officers’ Insurance	53
4.12	Takeover Statutes	54
4.13	Control of Operations	54
4.14	Section 16 Matters	54
4.15	Financing Matters	55
4.16	Obligations of Merger Sub	58
4.17	Parent Vote	58
4.18	Additional Matters	58
4.19	Stockholder Litigation	59

i

Article V Conditions

5.1	Conditions to Each Party’s Obligation to Effect the Merger	59
5.2	Conditions to Obligations of Parent and Merger Sub	60
5.3	Conditions to Obligation of the Company	61
5.4	Frustration of Closing Conditions	61

Article VI Termination

6.1	Termination by Mutual Consent	61
6.2	Termination by Either Parent or the Company	61
6.3	Termination by the Company	62
6.4	Termination by Parent	63
6.5	Effect of Termination and Abandonment	63

Article VII Miscellaneous

7.1	Survival	66
7.2	Modification or Amendment	66
7.3	Waiver of Conditions	66
7.4	Counterparts	66
7.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	67
7.6	Specific Performance	68
7.7	Notices	69
7.8	Entire Agreement	70
7.9	No Third Party Beneficiaries	71
7.10	Obligations of Parent and of the Company	71
7.11	Transfer Taxes	71
7.12	Definitions	71
7.13	Severability	72
7.14	Interpretation; Construction	72
7.15	Assignment	72
7.16	Non-Recourse	73

Annex A	Defined Terms	A-1
Exhibit A	Form of Amended and Restated Charter of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 9, 2021, among Echo Global Logistics, Inc., a Delaware corporation (the “Company”), Einstein MidCo, LLC, a Delaware limited liability company (“Parent”), and Einstein Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties hereto intend that Merger Sub be merged with and into the Company with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders; (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger; and (iii) resolved to recommend approval of this Agreement and the Merger by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and Merger Sub, respectively, and their respective stockholders; and (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from The Resolute Fund V, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement as specified in the Guarantee; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

Article I

The Merger

1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.

1.2           Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois or through the electronic exchange of the applicable documents, using PDFs or electronic signatures, at 9:00 a.m. (Eastern Time) on the third business day following the day on which the last of the conditions set forth in Article V is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement (the date on which the Closing actually takes place, the “Closing Date”); provided, that, in no event shall the Closing Date occur prior to the date that is 45 days following the date of this Agreement without Parent’s prior written consent. For purposes of this Agreement, the term “business day” or “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3           Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.4           Effects of the Merger. The Merger shall have the effects provided for in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

1.5           Charter and By-laws of the Surviving Corporation. The charter of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended shall be the charter of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the “By-laws”), until thereafter amended as provided therein or by applicable Laws.

1.6           Officers and Directors of the Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws. Subject to applicable Law, the directors of Merger Sub shall be the directors of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

Article II

Effect of the Merger on Capital Stock

2.1           Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company:

(a)           Merger Consideration. Each share of the common stock, par value $0.0001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $48.25 per Share in cash (the “Per Share Merger Consideration”), without any interest thereon. At the Effective Time, each Share converted into the right to receive the Per Share Merger Consideration without interest thereon shall automatically cease to exist and the holders of Shares (other than Excluded Shares) immediately prior to the Effective Time not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent Shares (other than Excluded Shares) (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 2.2(a), the Per Share Merger Consideration, without any interest thereon, for each such Share held by them. The Per Share Merger Consideration paid upon the surrender for exchange of the Certificates or the Book-Entry Shares in accordance with Section 2.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Shares exchanged theretofore and represented by such Certificates or Book-Entry Shares.

(b)           Cancellation of Excluded Shares. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Merger Sub immediately prior to the Effective Time (each, an “Excluded Share” and collectively, “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)           Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)           Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has demanded and perfected such holder’s right to appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration, but such holder will be entitled to such rights as afforded under the DGCL with respect to such Dissenting Shares unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL with respect to such Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 with respect to such Dissenting Shares. The Surviving Corporation shall be entitled to retain any of the Per Share Merger Consideration not paid on account of the Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Common Stock shall not be entitled to any portion thereof. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such appraisal right with respect to such Dissenting Shares, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, the Surviving Corporation shall remain liable for payment of the Per Share Merger Consideration for such Shares, and the Surviving Corporation shall promptly provide cash to the Paying Agent for the benefit of the holders of Shares at the Effective Time in an amount equal to the Per Share Merger Consideration multiplied by the number of such Dissenting Shares, and such Dissenting Shares shall no longer be deemed Dissenting Shares under this Agreement. The Company shall give Parent prompt notice of receiving any written demands for appraisal of Shares, withdrawals or such demands, or any other instruments served on the Company prior to the Effective Time pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Law, the Company shall not make any payment with respect to, offer to settle or settle, any such written demands.

2.2           Exchange of Certificates.

(a)           Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, as paying agent hereunder (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of Shares (other than Excluded Shares) at the Effective Time, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to the Surviving Corporation. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any of the holders of Shares at the Effective Time to receive the payments as provided herein. To the extent that there are losses with respect to any such investments or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 2.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace, restore or increase the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 2.1(a).

(b)          Exchange Procedures.

(i)	Promptly after the Effective Time (and in any event within three (3) business days), the Surviving Corporation shall cause the Paying Agent to mail or electronically provide to each holder of record, as of immediately prior to the Effective Time, of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, as applicable, to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration.

(ii)	Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, as applicable, to the Paying Agent in accordance with the terms of such duly executed letter of transmittal the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and such Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares, as applicable. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable.

(c)           Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registrations of transfer on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) as of the Effective Time who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature. For purposes of this Agreement, the term “Governmental Entity” shall mean any United States or foreign or transitional governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, or arbitrator or arbitral body (public or private) or self-regulatory agency.

(e)           Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

2.3           Treatment of Stock Plan.

(a)           Restricted Shares. At the Effective Time, each outstanding share of restricted stock granted under the Stock Plan (a “Restricted Share”), shall be cancelled (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time), an amount in cash equal to (x) the total number of such Restricted Shares immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.

(b)          Performance Shares. At the Effective Time, each outstanding performance share granted under the Stock Plan (a “Performance Share”), to the extent unvested, shall vest either (i) as if the target level of performance had been achieved as of the Effective Time, or (ii) if specifically provided under an individual employment agreement or award agreement, in each case that has been made available to Parent, in the event of a “Change of Control” (as defined in the Stock Plan or applicable agreement), at the greater of target or actual performance through the Closing, and all vested Performance Shares shall be cancelled (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) business days after the Effective Time), an amount in cash equal to (x) the total number of such vested Performance Shares immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.

(c)           Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit (a “Restricted Stock Unit”) under the Stock Plan, vested or unvested, shall be cancelled (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of Restricted Stock Units immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.

(d)           Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall take all actions necessary (including adoption of appropriate resolutions) to effectuate the provisions of Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d) and provide all notices that are required to effectuate the terms of this Section 2.3 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company will take all action necessary to ensure that following the Effective Time no participant in the Stock Plan will have any right under the Stock Plan (including any related sub-plans, addenda and agreements entered into and awards issued under such plan) or any other Contract providing for the issuance of any Restricted Share, Restricted Stock Unit, or Performance Shares to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. The Company shall provide to Parent or its counsel for review and approval drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall consider in good faith Parent’s comments thereto.

2.4           Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted.

2.5           Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws relating to Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The parties will cooperate in good faith to obtain any available exemption or reduction of such withholding.

2.6           Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation the full right and title of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article III

Representations and Warranties

3.1           Representations and Warranties of the Company. Except as set forth in (i) other than with respect to the representations set forth in Sections 3.1(a), (b), (c), (d) and (e)(ii), the Company Reports filed with the SEC at least one day before the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are cautionary, predictive or forward-looking in nature and not statements of historical fact) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)           Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Change. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ charters and by-laws or comparable governing documents, each as amended to and in effect on the date hereof. As used in this Agreement, the term (i) ”Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) ”Company Material Adverse Change” means any event, change, effect, development, circumstance, condition, fact, state of facts or occurrence (each a “Change”) that, when considered individually or in the aggregate with all other Changes, is or would be reasonably likely to be materially adverse to (x) the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement on or prior to the Effective Time or (y) the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, provided that no Change resulting from the following shall constitute or be taken into account in determining whether there has been a Company Material Adverse Change under clause (y) (other than in the case of the following clauses (A), (B), (E), (F), (G) and (H), to the extent that such Change is disproportionately adverse to the Company and its Subsidiaries taken as a whole relative to other companies of similar size operating in the industry or markets in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact or impacts of such Change may be taken into account in determining whether a Company Material Adverse Change has occurred.):

(A)          Changes in legal, tax, economic, political and/or regulatory conditions generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations, including (1) any changes generally affecting the securities, credit or financial markets or (2) any Changes in interest or exchange rates;

(B)           Changes in or affecting the industry or industries in which the Company or any of its Subsidiaries operate (including such Changes resulting from general economic conditions);

(C)           the announcement or pendency of this Agreement and the transactions contemplated hereby (including the Merger and the announcement of any pending litigation or regulatory matters); provided that this clause (C) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement or, the announcement, pendency or consummation of the transactions contemplated by this Agreement;

(D)           the identification of Parent or any of its Affiliates as the acquirer of the Company;

(E)           Changes arising out of acts of terrorism or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters) or force majeure events, including any material worsening of such conditions threatened or existing on the date of this Agreement;

(F)           Changes arising due to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Entity that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any change in such Law, directive, pronouncement or guideline or interpretation thereof, in each case, to the extent that they have the force of law or are binding on or affecting the Person to which they purport to apply, following the date of this Agreement or the Company or its Subsidiaries’ compliance therewith;

(G)           any adoption, implementation, promulgation, repeal, modification, amendment or change in applicable Laws, including, to the extent relevant to the business of the Company or its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

(H)           Changes in GAAP or any foreign equivalents thereof after the date hereof or the interpretations thereof;

(I)            any action or omission (1) taken by Parent or its Affiliates, (2) required pursuant to the terms of this Agreement, or (3) pursuant to the written request or with the written consent of Parent or its Affiliates;

(J)            any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Change; and

(K)           a decline in the price or trading volume of the Company’s common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such decline has resulted in, or contributed to, a Company Material Adverse Change.

As used in this Agreement, “Affiliate” means with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof. As used in this Agreement, “COVID-19 Measures” means any Law, Governmental Order, directive, guidelines or recommendations by any Governmental Entity, in each case, to the extent that they have the force of law or are binding on or affecting the Person to which they purport to apply, in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-127), Consolidated Appropriations Act, 2021(Pub. L. 116-260), the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 and IRS Notice 2020-65). As used in this Agreement, “Governmental Order” means any order, judgment, injunction, ruling, decree, writ, stipulation, settlement, determination or award, in each case, entered by or with any Governmental Entity.

(b)          Capital Structure.

(i)	The authorized capital stock of the Company consists of 100,000,000 Shares, of which 26,628,846 Shares (including 182,155 Restricted Shares and 259,414 Performance Shares) were outstanding as of the close of business on September 2, 2021 (the “Capitalization Date”), and 2,500,000 shares of preferred stock, par value $0.0001 per share, none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Capitalization Date, (x) there were outstanding Company Restricted Stock Units in respect of 590,363 Shares, (y) there were outstanding Performance Shares in respect of 389,121 Shares (assuming the achievement of applicable performance goals at maximum) and (z) other than 1,336,409 Shares reserved for issuance under the Company’s Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”), including the Echo Global Logistics, LLC 2005 Stock Option Plan, which was merged into the 2008 Plan (together, the “Stock Plan”), including pursuant to awards outstanding, the Company has no Shares reserved for issuance. No Shares are held by any Subsidiary of the Company.

(ii)	Section 3.1(b)(ii) of the Company Disclosure Letter contains (A) a correct and complete list of Restricted Shares, Restricted Stock Units and Performance Shares outstanding under the Stock Plan, including the holder, date of grant, vesting period and number of Shares and (B) a correct and complete list of each of the Company’s Subsidiaries, including the amount of issued and outstanding equity interests of such Subsidiaries and the holders of record thereof. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, owned by the Company or by one or more wholly owned Subsidiaries of the Company, free and clear of any lien, license, charge, pledge, security interest, claim or other encumbrance (other than certain Permitted Tax Liens) (each, a “Lien”). “Permitted Tax Liens” are liens that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s books and records.

(iii)	Except as set forth in Sections 3.1(b)(i) and (ii) above and on Section 3.1(b)(iii) to the Company Disclosure Letter, there are no (A) bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries, on any matter, (B) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (C) options, warrants, conversion rights, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C), collectively with the Shares, the “Company Securities”). Upon any issuance of any Shares in accordance with the terms of the Stock Plan or the applicable award agreement for awards issued outside of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. From the close of business on the Capitalization Date to the execution of this Agreement, the Company has not issued or agreed to issue any Company Securities.

(c)           Corporate Authority; Approval and Fairness.

(i)	The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger (subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL). Except for the Company Requisite Vote, no other corporate proceedings or approvals on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether enforcement is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(ii)	The Company Board has (A) made the Company Recommendation, (B) directed that this Agreement be submitted to the holders of Shares for their approval at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of its financial advisor to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders. It is agreed and understood that such opinions are for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

(d)          Governmental Filings; No Violations; Certain Contracts.

(i)	Other than the filing of the Certificate of Merger and filings and/or notices (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any other applicable antitrust laws and any other antitrust, competition or similar Laws of any foreign jurisdiction, (B) under the Exchange Act, (C) under the rules of NASDAQ Global Select Market (“NASDAQ”) and (D) pursuant to any applicable foreign or state securities or blue sky laws (collectively, clauses (A) through (D), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, (x) individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change or (y) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)	Assuming receipt of the Company Approvals and the receipt of the Company Requisite Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any material obligations pursuant to, any lease, license, contract, note, mortgage, indenture, agreement, arrangement or other instrument or obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries, or (C) assuming compliance with the matters referenced in Section 3.1(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Change or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)           Company Reports; Financial Statements.

(i)	The Company has timely filed or furnished with the Securities and Exchange Commission (the “SEC”), as applicable, (A) its annual report on Form 10-K for the fiscal years ended December 31, 2019 and December 31, 2020, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2019, (C) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2019, and (D) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2019 (the “Applicable Date”) (clauses (A) through (D) collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and any rules and regulations promulgated thereunder applicable to the Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)	Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments) and in each case were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein. There are no unconsolidated Subsidiaries of the Company or any “off-balance sheet” arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(iii)	The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. No significant deficiency, material weakness or fraud that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2020. The Company maintains “disclosure controls and procedures” (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC.

(iv)	Since January 1, 2019, the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were and are true and complete on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(v)	Since January 1, 2019, the Company has not received written notice from the SEC indicating that any of its accounting policies or practices are the subject of any ongoing review, inquiry, investigation or challenge by the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company Reports.

(f)           Absence of Certain Changes. (i) Since June 30, 2021 and ending on the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of businesses, (ii) since December 31, 2020 and ending on the date hereof, there has not been any Change that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Change, or (iii) since June 30, 2021 and ending on the date hereof, there has not been any action taken or agreed to be taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (i), (ii), (iii), (vii), (viii), (x), (xi), (xii), (xiii), (xvi) and (xix) of Section 4.1.

(g)          Litigation and Liabilities.

(i)	Except as set forth on Section 3.1(g)(i) to the Company Disclosure Letter, since December 31, 2019, there have not been any civil, criminal or administrative actions, suits, claims, hearings, charges, complaints, mediations, arbitrations, investigations or other proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Change. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Change.

(ii)	Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of June 30, 2021 included in the Company Reports, (B) incurred in the ordinary course of business since June 30, 2021 (none of which relate to breach of Contract, breach or warranty, tort, infringement or violation of applicable Laws), (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (D) that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Change.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 3.1(g)(ii) of the Company Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(h)           Employee Benefits.

(i)	All material Benefit Plans are listed on Section 3.1(h)(i) of the Company Disclosure Letter. For purposes of this Agreement, “Benefit Plan” means each benefit or compensation plan, program, policy, agreement or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability or obligation, including those covering, or for the benefit of, any current or former employees or other service providers of the Company or any of its Subsidiaries or any current or former directors of the Company or any of its Subsidiaries, or under which there is a continuing financial obligation of the Company or any of its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject thereto, and each equity or equity-based compensation, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, commission, change in control or retention program, policy, agreement or arrangement. True and complete copies of all material Benefit Plans have been made available to Parent.

(ii)	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Change, (A) each Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws, (B) each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code, (C) none of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or other service providers nor, to the Knowledge of the Company, any other Person, has engaged in a transaction that could reasonably be expected to subject the Company or any of its Subsidiaries to a Tax, penalty, fine or lien imposed by either the Code or ERISA, (D) with respect to each Benefit Plan all contributions premiums and other payments that are due have been timely made, and (E) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur, any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(iii)	Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under Title IV of ERISA, including with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or by reason of any Person which, together with the Company or any of its Subsidiaries, is or at a relevant time was considered one employer under Section 4001 of ERISA or Section 414 of the Code.

(iv)	No Benefit Plan is, and neither the Company nor any of its Subsidiaries has any obligation or liability under or with respect to, a “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan, agreement or arrangement (i) that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA or (ii) that provides (or could be required to provide) post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by Section 4980B of the Code or similar applicable Laws for which the recipient pays the full cost of coverage.

(v)	There is no pending or, to the Knowledge of the Company, threatened litigation, action, suit, audit, investigation, examination or claim against or relating to any Benefit Plan or the assets thereof, other than routine claims for benefits, and there is no fact or circumstance that could reasonably be expected to give rise to any of the foregoing.

(vi)	Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(vii)	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with any other event (including but not limited to a termination of employment): (i) entitle any employee or other service provider of the Company to any increase in severance pay upon a termination of employment or other service relationship after the date of this Agreement; (ii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans; or (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan (except as provided in this Agreement).

(viii)	No payment or benefit which could be made with respect to any current or former employee, officer, stockholder, director or service provider of the Company who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(ix)	There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries are bound to provide a gross-up or otherwise reimburse, gross-up, indemnify or otherwise make-whole any current or former employee, director, service provider or other person for any Taxes or related interest or penalties, including any paid or payable pursuant to Sections 409A or 4999 of the Code.

(i)            Compliance with Laws; Licenses.

(i)	The businesses of each of the Company and its Subsidiaries have not been since January 1, 2019, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, code, act, standard, judgment, order, writ, injunction, decree, arbitration or other award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Change. Except with respect to regulatory matters covered by Section 4.5, and to the Knowledge of the Company, no investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Change. The Company and its Subsidiaries each has obtained and is in material compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change.

(ii)	Neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, managers or employees, or, to the Knowledge of the Company, their agents or other Representatives acting on behalf of or on the express authority of the Company or any of its Subsidiaries is currently, or has been at any time during the past three (3) years:

(A)          (1) a Sanctioned Person, (2) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (3) otherwise in material violation of applicable Sanctions Laws, Ex-Im Laws or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”);

(B)           (1) using funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (2) directly or indirectly making, offering, or authorizing, any unlawful payment to any government official; or (3) directly or indirectly making, offering, or authorizing any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly to any Person for the purpose of gaining an improper business advantage or encouraging the recipient to violate the policies of his or her employer or to breach an obligation of good faith or loyalty, or that would otherwise materially violate the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any other similar applicable Law related to corruption or bribery (together with the FCPA, “Anti-Corruption Laws”).

(iii)	The Company and its consolidated Subsidiaries have maintained adequate policies and procedures and adhered to systems of internal controls as required of U.S. Issuers by the FCPA.

(iv)	During the past three (3) years, neither the Company nor any of its Subsidiaries has in connection with or relating to the business of the Company or any of its Subsidiaries received from any Governmental Entity or any other Person any written or, to the Knowledge of the Company, verbal notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

As used in this Agreement:

“Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under applicable Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (ii) any Person operating, organized, or resident in a Sanctioned Country; or (iii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i) or (ii);

“Sanctioned Country” shall mean any country or region that is, or during the past five (5) years has been, the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine);

“Sanctions Laws” shall mean all applicable laws relating to economic or trade sanctions or embargoes administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury in the United Kingdom or any other relevant sanctions authority; and

“Ex-Im Laws” shall mean all applicable U.S. and non-U.S. laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations (“ITAR”), the Foreign Trade Regulations, the Federal Maritime Commission regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

(j)            Takeover Statutes. The Company has opted out of Section 203 of the DGCL. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.2(i) are true and correct, no restrictions contained in any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s charter or by-laws is applicable to the execution, delivery or performance of this Agreement or the consummation of the Merger.

(k)           Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Change: (A) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws; (B) to the Knowledge of the Company, the Company and its Subsidiaries have obtained and possess and are, and since January 1, 2019 have been, in compliance with all permits and licenses required under applicable Environmental Laws for the operation of their respective businesses; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation, concerning any violation or alleged violation of, or liability arising under, any Environmental Law since January 1, 2019 (or earlier to the extent unresolved); (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any complaints, suits or proceedings pending or, to the Knowledge of the Company, threatened, involving the Company or any of its Subsidiaries and concerning any Environmental Law; and (E) neither the Company (nor any other Person to the extent giving rise to Liability for the Company) has treated, stored, handled, released, stored, disposed of, or arranged for disposal of, transported, distributed, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance in a manner that has given or as would reasonably be expected to give rise to any liability of the Company or its Subsidiaries under any Environmental Law.

As used herein, the term “Environmental Law” means any Law or Order (A) concerning pollution, the protection of the environment, (including air, water, soil and natural resources), or public or worker health or safety (to the extent related to exposure to Hazardous Substances); or (B) the release or disposal of, or exposure to, any Hazardous Substances, in each case as presently or previously in effect.

As used herein, the term “Hazardous Substance” means any substance, material or waste presently listed or defined as hazardous, toxic or radioactive, or for which liability or standards of conduct are imposed, under any Environmental Law including petroleum and any derivative or by-products thereof, asbestos, lead, polychlorinated biphenyls, toxic mold, radiation and per- and polyfluoroalkyl substances.

(l)            Taxes.

(i)	The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed or caused to be timely filed (in each case taking into account any extension of time within which to file) all Tax Returns required to be filed on or before the Closing by any of them except where such failures to so prepare or file Tax Returns, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Change and all such filed Tax Returns are complete and accurate in all material respects, (B) have paid all Taxes that are required to be paid by any of them (after giving effect to any valid extensions of time in which to make such payment) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, stockholder, creditor or third party, except with respect to matters contested in good faith by appropriate proceedings and except where such failure to so pay or withhold, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Change, and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii)	Except as set forth on Section 3.1(l)(ii) to the Company Disclosure Letter, as of the date hereof, there are not pending or, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters of the Company. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2019 and 2018.

(iii)	Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing or required to file any consolidated, combined, unitary or similar Tax Return (other than a group of which the Company is the common parent), (ii) is a party to or bound by a Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement that is exclusively between or among the Company and its Subsidiaries or (y) customary Tax indemnification provisions contained in commercial agreements the principal subject matter of which is not Taxes) or (iii) during the past two (2) years, has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify, in whole or in part, for tax-free treatment under Section 355 or 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(iv)	None of the Company or any of its Subsidiaries will be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. income Tax law), (iii) any prepaid income or deferred revenue received on or prior to the Closing Date, or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(v)	Each of the Company and its Subsidiaries has complied in all material respects with any requirement to collect and remit any required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers.

(vi)	No written claim has been made by any Tax Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that the Company or such Subsidiaries is or may be subject to taxation by that jurisdiction.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, escheat or unclaimed property, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, statements, attachments, schedules, and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes (including any amendment thereof) and the term “Tax Authority” means with respect to any Tax, the governmental authority responsible for the imposition of such Tax.

(m)          Labor Matters.

(i)	Except as set forth on Section 3.1(m) to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Agreement or bargaining relationship with a labor union, labor organization or employee representative, no employees of the Company or any of its Subsidiaries are represented by a labor union, labor organization or employee representative, neither the Company nor any of its Subsidiaries is or has been since January 1, 2019 the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization or employee representative, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2019, any labor strike, dispute, walk-out, work stoppage, slow-down, material labor grievance, labor arbitration, picketing, handbilling, lockout or affecting involving the Company or any of its Subsidiaries. To the Knowledge of the Company, since January 1, 2019 there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(ii)	The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, and the payment and withholding of employment-related Taxes, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Change.

(iii)	Except as would not result in material liability for the Company or any of its Subsidiaries: (i) each of the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or since January 1, 2019 has provided services to the Company and its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employees, is and has been properly classified and treated as such for all applicable purposes.

(iv)	The Company and its Subsidiaries have investigated all sexual harassment, or other discrimination, or retaliation allegations of which any of them is or was aware since January 1, 2019. With respect to each such allegation the Company determined to have potential merit, the Company and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action.

(v)	The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19.

(vi)	The Company and its Subsidiaries have taken reasonable steps to ensure that they are not a joint employer or co-employer of any individuals with any third party.

(n)           Intellectual Property.

(i)	Section 3.1(n)(i) to the Company Disclosure Letter identifies all issued, registered, or applied for Intellectual Property owned by or registered in the name of the Company or any of its Subsidiaries, including for each item (as applicable) the title, the record owner, the jurisdiction(s) in which it has been issued or registered or in which any application for such issuance and registration has been filed, and the registration and application numbers and dates. The Intellectual Property set forth on Section 3.1(n) to the Company Disclosure Letter is subsisting, in full force and effect, and to the Knowledge of the Company valid and enforceable.

(ii)	Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries exclusively owns all right, title and interest in and to, or has a valid and enforceable right to use all Intellectual Property used in and material to or necessary for the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof (the “Company Intellectual Property”), free and clear of all Liens; provided that this does not constitute a representation of no infringement or other violation of any third party Intellectual Property (which is addressed in the following sentence). Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) no written claim, complaint, demand or notice alleging infringement, misappropriation, invalidity, conflicting ownership rights, or other violation of the Intellectual Property of any Person or challenging the ownership or use by the Company or its Subsidiaries of, or the validity, enforceability or registrability of, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has been made since January 1, 2019 by any Person; (ii) no Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation or other proceeding; (iii) no Person has given written notice to the Company or any of its Subsidiaries since January 1, 2019 that the use of any Company Intellectual Property by the Company or any of its Subsidiaries is infringing any patent, trademark, copyright or design right, or that the Company or any of its Subsidiaries has misappropriated any trade secret; and (iv) to the Knowledge of the Company, neither the use of the Company Intellectual Property by the Company and its Subsidiaries nor the conduct of the business of the Company and its Subsidiaries infringes or has since January 1, 2019 infringed any Intellectual Property right of any Person, and does not involve and has not since January 1, 2019 involved the misappropriation of any trade secrets of any Person.

(iii)	The Company and its Subsidiaries take commercially reasonable steps (A) to maintain the confidentiality of any trade secrets and material confidential information of the Company and its Subsidiaries and of third parties to which the Company or its Subsidiaries owe a duty of confidentiality, and (B) to secure ownership of material Intellectual Property developed on their behalf. The Company owns, by operation of Law or written assignment, all material Intellectual Property developed on behalf of the Company or any of its Subsidiaries by employees or contractors in the scope of their employment or engagement. All Persons with access to trade secrets or material confidential information of the Company or any of its Subsidiaries have signed agreements with reasonable confidentiality obligations and use restrictions or is under a legally-binding duty of confidentiality with respect to the same.

(iv)	All computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for the Company or any of its Subsidiaries, whether or not outsourced (A) are functional and operate and run in a reasonable business manner, (B) are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries, and (C) are subject to reasonable backup and disaster recovery plans and procedures maintained by the Company and its Subsidiaries (if and to the extent controlled by the Company and its Subsidiaries). There have been no material failures, breakdowns, outages, or unavailability of any of the foregoing in the three (3) years prior to the date hereof.

(v)	The Company and its Subsidiaries maintain and comply in all material respects with commercially reasonable and legally-compliant policies and procedures regarding the collection, security, privacy, storage, transfer and use of personal information, proprietary data and confidential information collected or held by the Company and its Subsidiaries (the “Protected Data”). The conduct of the business of the Company and its Subsidiaries as currently conducted and as conducted in the three (3) years prior to the date hereof is and has been in compliance in all material respects with all such policies and procedures, and all applicable Laws, industry or self-regulatory standards to which the Company and its Subsidiaries are legally or contractually bound (including the Payment Card Industry Data Security Standard, to the extent applicable), and all other legal and contractual requirements, in each case pertaining to privacy, security, and consumer protection of Protected Data. There has been no unauthorized access to or use, acquisition, loss, destruction, compromise or disclosure of, or breach of the security of, any Protected Data or payment card information, collected, maintained or stored by or, to the knowledge of the Company, on behalf of, the Company or any of its Subsidiaries in connection with its business.

(vi)	Except as would not be material to the Company or its Subsidiaries, taken as a whole, (A) none of the Company-owned software embeds, incorporates, links to, or otherwise uses or interacts with any open source software in a manner or relation that requires (or conditions the grant of any rights upon) any distribution, disclosure, or licensing of, or any licensee being permitted to modify, make derivative works of, any proprietary Company software (including any source code thereto), create obligations for the Company to grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property owned by the Company (including any patent non-asserts or patent licenses), or imposes any economic limitations on the Company’s commercial exploitation of such Intellectual Property owned by the Company, and (B) no source code of the Company’s or any Subsidiary’s proprietary software owned by the Company or any Subsidiary has been disclosed, licensed (either current or contingent), released, distributed, escrowed or made available to or for any Person (other than development contractors and employees subject to reasonable confidentiality obligations and use restrictions), and neither the Company nor any of its Subsidiaries has committed to do any of the foregoing.

As used in this Agreement, “Intellectual Property” means all (A) trademarks, service marks, certification marks, Internet domain names, logos, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals thereof; (B) inventions and all patents, and applications therefor, including divisions, continuations, continuations-in-part, and all renewals, extensions, reexaminations and reissues thereof; (C)  trade secrets; (D) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals and extensions thereof; (E) rights in software, data, and databases; and (F) all other intellectual property rights arising under the Laws of any jurisdiction.

(o)           Insurance. All material fire and casualty, general liability, motor carrier liability, business interruption, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Change.

(p)           Material Contracts.

(i)	Except as set forth on Section 3.1(p) to the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty thereof in excess of $2,500,000, other than (1) indebtedness between and among the Company and its Subsidiaries and (2) financial guaranties by the Company of indebtedness owed by its Subsidiaries to third parties; (B) any Contract that prohibits the Company or any of its Subsidiaries from competing in any material respect in any business line or in any geographic area; (C) any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (D) other than customer or carrier Contracts entered into in the ordinary course of business, any Contract that involved expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $5,000,000 in the last fiscal year or is expected to involve expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $5,000,000 in the current fiscal year; (E) any Contract that involved, since January 1, 2019, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of (1) assets in the ordinary course of business, including acquisitions and dispositions of inventory, (2) assets, capital stock and other equity interests by and among the Company and its Subsidiaries, or (3) assets, capital stock and other equity interests with a value of not more than $2,500,000 individually or $10,000,000 in the aggregate); (F) any Contract (other than this Agreement) that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any joint venture or partnership Contract; (H) any Contract for the lease of real property material to the operation of the Company’s business; (I) any Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (J) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”); (K) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity and pursuant to which the Company or a Subsidiary will have any material outstanding obligation after the date of this Agreement; and (L) any Contract for the employment or engagement of any director, officer, executive employee or independent contractor providing for annual base compensation in excess of $250,000; and (M) Contract (1) pursuant to which the Company or any of its Subsidiaries licenses or grants rights to any Person, or licenses or receives a grant of right from any Person, with respect to any material Intellectual Property (other than non-exclusive licenses granted to third parties in the ordinary course of business, non-exclusive licenses to commercially-available, off-the-shelf software and software-as-a-service licensed or procured for aggregate fees of $500,000 or less, and licenses of open source software or freeware), (2) under which any Person has developed or has been engaged to develop any material Intellectual Property for the Company or one of its Subsidiaries that is owned or purported to be owned by the Company or one of its Subsidiaries (excluding agreements with employees and contractors entered into in the ordinary course of business assigning to the Company or one of its Subsidiaries any developed Intellectual Property) or under which the Company or any of its Subsidiaries has developed or has been engaged to develop any material Intellectual Property for any Person, or (3) entered into to settle or resolve any Intellectual Property-related dispute or otherwise affecting the Company’s or any of its Subsidiaries’ rights to use or enforce any Intellectual Property owned by the Company or any of its Subsidiaries in any material respect, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements (all contracts of the type described in this Section 3.1(p)(i) being referred to herein as “Company Material Contracts”).

(ii)	Except as would not be reasonably likely to result in a Company Material Adverse Change, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in material breach of or material default under the terms of any Company Material Contract. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception. A copy of each Company Material Contract as of the date hereof has previously been delivered or made available to Parent (including any amendments, modifications or supplements thereof).

(q)           Real Property. Neither the Company nor its Subsidiaries holds fee title to any real property. Section 3.1(q) of the Company Disclosure Letter sets forth both (a) the address of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary (the “Leased Real Property”), and (b) a true and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property (collectively, the “Leases”), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease document. There are no oral Leases. Except as set forth in Section 3.1(q) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; (iii) except as may be set forth on Section 3.1(q) of the Company Disclosure Letter, the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (iv) neither the Company nor any Subsidiary has received any written notice of any violation or claimed violation of any applicable building, zoning, subdivision or other law use or similar Laws affecting its interest in the Leased Real Property, and (v) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(r)            Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley & Co. LLC as its financial advisor.

(s)           Affiliate Transactions. To the knowledge of the Company and as of the date of this Agreement, since January 1, 2019, except for employment arrangements in the ordinary course of business, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company Reports filed prior to the date hereof.

(t)            No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Reports filed with the SEC or the Company Disclosure Letter, as supplemented or amended) or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company makes any other express or implied representation or warranty with respect to the Company or any Subsidiary of the Company or the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates or its directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”). Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Reports filed with the SEC or the Company Disclosure Letter, as supplemented or amended), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or Representative of the Company or any of its Affiliates).  Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representations or warranties to Parent or Merger Sub regarding any projections or the future or probable profitability, success, business, prospects, opportunities, relationships and operations of the Company and/or its Subsidiaries.

3.2           Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter” (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

(a)           Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the charter and by-laws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b)           Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption and approval of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption and approval by Parent will occur immediately following execution of this Agreement, to perform its obligations under this Agreement and to consummate the Merger (subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)           Governmental Filings; No Violations; Etc.

(i)	Other than the filing of the Certificate of Merger and filings and/or notices (A) under the HSR Act, any other applicable antitrust laws and any other antitrust, competition or similar Laws of any foreign jurisdiction, and (B) under the Exchange Act (collectively, clauses (A) through (B), the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)	Assuming compliance with the matters referenced in Section 3.2(c)(i) and receipt of the Parent Approvals, the execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or default under, the charter or by-laws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries (other than Merger Sub), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or, (C) a violation of any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)           Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin or would be reasonably likely to have the effect of preventing, making illegal or otherwise interfering with the Merger and the other transactions contemplated by this Agreement.

The term “Knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of those persons set forth in Section 3.2(d) of the Parent Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(e)            Financing.

(i)	Section 3.2(e)(i)(A) of the Parent Disclosure Letter sets forth true, accurate and complete copies of an executed commitment letter, together with all schedules and exhibits thereto, from the Persons named therein (collectively, the “Lenders”) (together with the associated fee letter, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amount set forth therein to Parent or Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Section 3.2(e)(i)(B) of the Parent Disclosure Letter sets forth true, accurate and complete copies of the executed commitment letter (the “Equity Commitment Letter”) and, together with the Debt Commitment Letter, collectively, the “Commitment Letters” or the “Financing Commitments”) between Parent and the investors named therein (the “Investors”) pursuant to which the Investors have committed to invest the amounts set forth therein (the “Equity Financing”) and together with the Debt Financing, the “Financing”); provided that the provisions in any copy of the fee letter for the Debt Financing delivered pursuant hereto related to fees, pricing, market flex provisions, customary threshold amounts and any other provisions as reasonably required by the Lenders may be redacted so long as no redaction covers terms that would adversely affect the aggregate principal amount committed thereunder. The Equity Commitment Letters provides that (A) the Company is an express third party beneficiary thereof and (B) Parent and the Investors have waived any defenses to the enforceability of such third party beneficiary rights.

(ii)	As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, waived or terminated or otherwise amended, supplemented or modified in any respect. Each of the Financing Commitments, in the form so delivered, as of the date of this Agreement, is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as expressly set forth in the Financing Commitments, other than the Financing Commitments, as of the date of this Agreement, there are no written agreements or side letters relating to the conditionality, funding or investing, as applicable, of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub (as applicable) on the terms therein. No event has occurred as of the date of this Agreement which, with or without notice, lapse of time or both, would (i) constitute a default or breach of Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Financing Commitments; or (ii) to the knowledge of Parent, otherwise result in or would reasonably be expected to result in any portion of the Financing not being available by the Closing. As of the date of this Agreement, none of the Investors nor any Lender has notified Parent or Merger Sub of its intention to terminate any of the Financing Commitments or not to provide the Financing. Assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it with respect to the Financing Commitments or that the full amount of the Financing will not be available as of the Closing. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments (or any related fee letter or engagement letter) to be paid as of the date of this Agreement. None of the Financing Commitments (or any related fee letter or engagement letter) contains any commitment fee or other fee payable by the Company or any of its Subsidiaries or Affiliates prior to Closing. Assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, the aggregate proceeds from the Financing constitute all of the financing required to be provided by Parent to pay the aggregate Merger consideration contemplated by this Agreement (including the payment by Parent pursuant to Section 2.2), all costs, fees and expenses and all other amounts (including refinancing or repayment of any debt) required to be paid by Parent on the Closing Date to consummate the transactions contemplated by this Agreement (the “Required Financing Amount”). As of the date of this Agreement, none of the Financing Commitments has been withdrawn and, assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, Parent does not know of any facts or circumstances that would result in or would reasonably be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied or any portion of the Financing not being available. Parent expressly acknowledges and agrees that, except as set forth in Section 7.6, its obligation to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereunder is not subject to any condition or contingency with respect to financing.

(f)            Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)           Brokers and Finders. Neither Parent nor any of its Subsidiaries (including Merger Sub) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Citigroup Global Markets Inc. as its financial advisor.

(h)           Solvency. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses and (ii) the Company is Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Solvent” when used with respect any Person means that, immediately following the Effective Time, (i)(A) the fair value of the assets of such Person will exceed the amount of all liabilities, contingent or otherwise, of such Person, and (B) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) the Person will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Person will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent”: (A) “Debt” means liability on a Claim; and (B) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Person (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises. For purposes of this definition, “not have an unreasonably small amount of capital for the business in which it is engaged or will be engaged” and “able to pay its Debts as they become absolute and mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

(i)            Ownership of Company Capital Stock. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is, or at any time during the last three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used under Rule 13d-3 promulgated under the Exchange Act), or has at any time during the last three (3) years beneficially owned, any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any economic interest (through derivative securities or otherwise) in, the Company.

(j)            Proxy Statement. None of the information to be supplied in writing by Parent, Merger Sub or any Representative of Parent or Merger Sub for inclusion in the Proxy Statement, if any, will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

(k)           Stockholder and Management Arrangements. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates has entered into any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understanding (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (in their capacities as such) (i) relating to (A) this Agreement; (B) the Company or (C) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (ii) pursuant to which (A) any holder of shares of Common Stock of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in respect of such holder’s shares of Common Stock of the Company; or (B) any holder of shares of Common Stock of the Company has agreed to approve this Agreement or vote against any Superior Proposal, in each case, that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and that has not been disclosed.

(l)            Investment Intention. Parent, through Merger Sub, is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view of the distribution (as such term is used in Section 2(11) of the Securities Act) thereof in violation of the Securities Act. Each of Parent and Merger Sub understand that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

(m)          Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

Article IV

Covenants

4.1           Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VI (except: (i) if Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed, (ii) as otherwise expressly required by this Agreement, (iii) as expressly set forth in Section 4.1(a) of the Company Disclosure Letter, (iv) as required by applicable Laws or any Governmental Entity or (v) with respect to any COVID-19 Measures to the extent reasonably necessary for the operation of the Company), the business of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business (including, for the avoidance of doubt, consistent with recent past practice in light of COVID-19) and applicable Law. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VI, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 4.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:

(i)	adopt any amendments to its charter or by-laws or other applicable governing instruments;

(ii)	merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions solely among Subsidiaries of the Company;

(iii)	acquire assets or capital stock outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions;

(iv)	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) to the extent permitted under Section 4.1(xiv) below, (B) the issuance of Shares upon the settlement of Restricted Shares and Performance Shares outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement, or (C) the issuance of shares of capital stock by a Subsidiary of the Company to the Company or another Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;

(v)	make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect Subsidiary of the Company) in excess of $2,000,000 in the aggregate;

(vi)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect Subsidiary of the Company to the Company or to any other direct or indirect Subsidiary of the Company);

(vii)	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than, to the extent required by the Stock Plan or any award outstanding on the date hereof, the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the settlement of Restricted Shares or Performance Shares);

(viii)	incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary and usual course of business pursuant to the Existing Credit Facility and that can be repaid without penalty on or prior to the Closing Date or issuances of letters of credit under the Company’s revolving credit facility;

(ix)	make or authorize any capital expenditure in excess of $2,500,000 in the aggregate, other than expenditures relating to internally developed software in the ordinary course of business;

(x)	make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or a Governmental Entity;

(xi)	settle any Actions before a Governmental Entity for an amount payable by the Company or any of its Subsidiaries in excess of $2,500,000 or for any commitment, obligation or liability of the Company in excess of such amount;

(xii)	make, change or revoke any material Tax election, change any Tax accounting period, adopt or change any material Tax accounting method, amend any material Tax Return, enter into any closing agreement in respect of Taxes, settle or compromise any material liability or claim for Taxes, or surrender any material claim for a refund of Taxes;

(xiii)	except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than equipment, inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement;

(xiv)	except as required pursuant to the terms of any existing Benefit Plan or Contract in effect prior to the date of this Agreement and made available to Parent, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or benefits to any director, officer or other employee of the Company or any of its Subsidiaries, except in the ordinary course of business or consistent with past practice or pursuant to existing Contracts, (B) increase or decrease the compensation or make any new equity awards to any director, officer or other employee of the Company or any of its Subsidiaries, except in the ordinary course of business or consistent with past practice, or (C) establish, adopt, enter into, terminate or materially amend or modify any Benefit Plan (or any arrangement that would be a Benefit Plan if in effect on the date hereof), other than changes that are made in connection with the annual renewal of group welfare benefit contracts in the ordinary course of business or consistent with past practice that do not materially increase the costs to the Company or any of its Subsidiaries of any such Benefit Plan; or

(xv)	(i) negotiate, modify, extend, or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(xvi)	implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that would be reasonably likely to implicate the WARN Act;

(xvii)	hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual base compensation in excess of $250,000;

(xviii)	waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xix)	enter into or adopt any “poison pill” or similar stockholder rights plan, in each case, applicable to the Merger and the other transactions contemplated by this Agreement;

(xx)	amend or modify in any material respect, waive any material rights under, terminate (other than in the ordinary course of business or any termination in the accordance with the terms of an existing Material Contract that occurs automatically), release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into (other than in the ordinary course of business) any contract which if entered into prior to the date of this Agreement would have been a Material Contract;

(xxi)	enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(xxii)	abandon, sell, assign, license, permit to lapse, or otherwise dispose of any material Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business; or

(xxiii)	agree, authorize or commit to do any of the foregoing.

4.2           Acquisition Proposals.

(a)            Subject to Sections 4.2(c) and 4.2(d), the Company shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to (i) immediately cease and cause to be terminated any existing solicitation, initiation, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal or with respect to any inquiries, indications of interest or offer that would reasonably be expected to result in an Acquisition Proposal, in each case other than (a) directing such Persons to the provisions contained in this Section 4.2 or (b) following receipt of an unsolicited Acquisition Proposal, contacting such Person or its Representatives solely to clarify the terms and conditions of such Acquisition Proposal pursuant to and in accordance with Section 4.2(c) below, (ii) within three (3) business days of the date hereof, request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information previously furnished by the Company or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of such confidentiality agreement, (iii) within one (1) business day of the date hereof, terminate access to any physical or electronic data room relating to a possible Acquisition Proposal by such Person and its Representatives and (iv) not waive any standstill, confidentiality or similar provision to which the Company or any of its Subsidiaries is a party; provided that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation solely to make an unsolicited and nonpublic Acquisition Proposal in compliance with this Section 4.2 or from granting such a waiver, in each case, to the extent that such waiver is required for such Person to make an unsolicited and nonpublic Acquisition Proposal to the Company in compliance with this Section 4.2. Any failure to comply with the Company’s instructions required under this Section 4.2(a) by any of the Company’s or its Subsidiary’s Representatives shall be deemed to be a breach of this Agreement by the Company.

(b)           Subject to Sections 4.2(c), 4.2(d) and 4.2(h), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VI, the Company shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall direct, and use commercially reasonable efforts to cause, its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly take any action to facilitate or encourage the submission of, or take any action designed to lead to any inquiries, indications of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (including by way of providing access to non-public information), (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) otherwise knowingly assist, participate in or knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c)           Notwithstanding anything to the contrary set forth in Section 4.2(b), at any time prior to the time the Company Requisite Vote is obtained, the Company may, if the Company receives a written Acquisition Proposal after the date of this Agreement that is not preceded by a breach of Section 4.2, (i) provide information (including access to the employees of the Company and its Subsidiaries), provided that any non-public information not previously provided to Parent is made available to Parent promptly (and in any event within twenty-four (24) hours following the time such non-public information is made available to such Person), in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided, that, competitively sensitive information or data provided to any such Person who is a competitor of the Company or any of its Subsidiaries will only be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, (ii) contact a Person who has made an unsolicited bona fide written Acquisition Proposal solely to clarify the terms and conditions thereof or (iii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, prior to taking any action described in clause (c)(i) or (c)(iii) above, (A) the Company Board determines, in good faith, after consultation with its outside legal counsel and Financial Advisor, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) the Company Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. “Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms that are no less favorable in the aggregate to and not less restrictive in any material respect than in the Confidentiality Agreement which agreement shall not restrict the Company from complying with its obligations under this Agreement.

(d)           Except as provided in Sections 4.2(e) and 4.2(g), the Company Board shall not (i) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal (a “Change of Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) relating to, or that would reasonably be expected to result in, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend any Acquisition Proposal or enter into an Alternative Acquisition Agreement, (iv) fail to include the Company Recommendation in the Proxy Statement, or (v) fail to expressly reaffirm publicly the Company Recommendation within ten (10) Business Days following Parent’s written request to do so if an Acquisition Proposal is publicly announced or disclosed.

(e)           Notwithstanding anything to the contrary set forth in this Agreement (including Section 4.2(d)), at any time prior to the Company Requisite Vote is obtained, following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that is not preceded by a breach of Section 4.2, if the Company Board determines in good faith, after consultation with its outside legal counsel and Financial Advisor, that such Acquisition Proposal constitutes a Superior Proposal and that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company Board may (i) make a Change of Recommendation and/or (ii) terminate this Agreement to enter into a definitive Alternative Acquisition Agreement) with respect to such Superior Proposal; provided that prior to taking any such action, (x) the Company has given Parent five (5) Business Days’ notice of its intention to take such action (which notice shall state that it has received a Superior Proposal, include the material terms and conditions of the Superior Proposal, the consideration offered therein, the identity of the Person or group (as defined in or under Section 13(d) of the Exchange Act) making the Superior Proposal and, a copy of the definitive Alternative Acquisition Agreement and all related material documentation relating to such Superior Proposal and, subject to customary redactions (to the extent provided to the Company in redacted form), a copy of any financing commitments relating thereto), (y) the Company and its Representatives has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement or the transactions contemplated hereby such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or that the Company Board would no longer determine that the failure to make such Change of Recommendation or to terminate this Agreement in accordance with Section 6.3(a), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law and (z) following the end of such notice period, the Company Board shall have determined, in good faith, any revisions to the terms of this Agreement or the transactions contemplated hereby proposed in writing by Parent and shall have determined, after consultation with its outside legal counsel and Financial Advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect and that the failure to make such Change of Recommendation or to terminate this Agreement in accordance with Section 6.3(a), as applicable, would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (provided further that any material amendment to the financial terms of the Superior Proposal shall require a new notice and shall require the Company to further comply with the requirements of the proviso of this Section 4.2(d), except that the notice period shall be three (3) Business Days, not five (5) Business Days).

(f)            The Company agrees that it will promptly, and in any event within twenty-four hours, notify Parent in writing if any inquiries, proposals, offers or indications of interest with respect to, or that would reasonably be expected to result in, an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the identity of such Person and the material terms and conditions thereof and a copy of any such inquiry, proposal or offer or indication of interest and any draft agreement or other material documents provided in connection therewith. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such inquiry, request for information, proposal, offer or indication of interest (including by notifying Parent in writing of any amendments or material changes to the terms thereto within twenty-four hours) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(g)           Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Requisite Vote is obtained, the Company Board may make a Change of Recommendation for a reason unrelated to a Superior Proposal if the Company Board determines, in good faith, after consultation with its outside legal counsel, that, (I) an Intervening Event occurred and (II) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law as a result of the Intervening Event; provided that prior to taking any such action, (x) the Company has given Parent four (4) Business Days’ notice of its intention to take such action and a reasonably detailed description of such circumstances giving rise to such Intervening Event that serves as the basis of the Change of Recommendation, (y) the Company has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement or the transactions contemplated hereby such that it would obviate the need for making such Change of Recommendation as the failure to do so would no longer be inconsistent with the directors’ fiduciary duties under applicable Law and (z) following the end of such notice period, the Company Board shall have determined, in good faith, any revisions to the terms of this Agreement or the transactions contemplated hereby proposed in writing by Parent and shall have determined, after consultation with its outside legal counsel, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law if the proposed revisions were to be given effect (provided further that any material amendment to facts and circumstances relating to the Intervening Event shall require a new notice and shall require the Company to further comply with the requirements of the proviso of this Section 4.2(f), except that the notice period shall be three (3) Business Days, not five (5) Business Days).

(h)           Nothing contained in this Section 4.2 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position in compliance with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that, this Section 4.2(h) shall not be deemed to permit the Company or the Company Board to make a Change of Recommendation except in accordance with Section 4.2(e) or Section 4.2(g).

(i)            For purposes of this Agreement, “Acquisition Proposal” means any proposal, offer, or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act), other than Parent or its Subsidiaries, (i)  with respect to a merger, sale, license, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries), consolidated revenues or consolidated net income of the Company, in each case other than the transactions contemplated by this Agreement.

(j)            For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal from any Person or group (as defined in or under Section 13 of the Exchange Act) made after the date of this Agreement that is not preceded by a breach of Section 4.2 involving more than 50% of the consolidated total assets (including equity securities of its Subsidiaries), consolidated revenues or consolidated net income or the total voting power of any class of equity securities of the Company that the Company Board has determined in its good faith judgment (after consultation with its outside counsel and Financial Advisor) (i) would, if consummated, result in a transaction more favorable from a financial point of view to the stockholders of the Company (in their capacities as such) than the transaction contemplated by this Agreement, taking into account all relevant factors (including closing certainty, certainty of financing, the legal, financial, timing and regulatory aspects of the proposal, conditions to consummation and the identity of the party making the proposal) and (ii) is reasonably likely to be completed on the terms proposed.

(k)           For purposes of this Agreement, “Intervening Event” means a material development or material change in circumstances with respect to the Company or its Subsidiaries, occurring after the date of this Agreement and prior to the time that Company Requisite Vote is obtained, that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the Shares (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

4.3           Information Supplied. The Company (with the assistance and cooperation of Parent and the Merger Sub, as reasonably required by the Company) shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event within twenty (20) business days after the date hereof), a preliminary proxy statement in connection with the Merger, which shall, subject to Section 4.2, include the Company Recommendation (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Except with respect to any Company Acquisition Proposal or as otherwise provided in Section 4.2 prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC, the Company shall provide Parent with the reasonable opportunity to review and comment on each such filing in advance and the Company shall consider in good faith the incorporation of any changes in such filings reasonably proposed by Parent. The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any required filing by the Company, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

4.4           Stockholders Meeting. Subject to a termination of this Agreement in accordance with Article VI and the provisions of this Agreement, the Company shall (i) take all reasonable action necessary in accordance with the DGCL, the rules and regulations of the NYSE and in accordance with applicable Laws and its Charter and By-Laws to duly call, give notice of, convene and hold a meeting of the holders of Shares for purposes of obtaining the Company Requisite Vote (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement (the date of which shall be selected after reasonable consultation with Parent), (ii) as soon as reasonably practicable following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Shares as of the record date (selected after reasonable consultation with Parent) established for the Stockholders Meeting, (iii) reasonably cooperate with Parent in initiating a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clauses (i) and (ii), and (iv) subject to a Change of Recommendation, use all reasonable efforts to solicit from the holders of Shares proxies in favor of the approval of the Agreement. The Company may adjourn or postpone the Stockholders Meeting to a later date (A) with the consent of Parent, (B) to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary, (1) to ensure that any required (by applicable Law) supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Stockholders Meeting, (2) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Requisite Vote (including after commencement of an Acquisition Proposal that is a tender offer or exchange offer), or (3) if, as of the original date of the Company Shareholders Meeting, the Company is unable to obtain a quorum of its shareholders at the Stockholders Meeting necessary to conduct the business of the Stockholders Meeting, to ensure that there are sufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting. Subject to Section 4.2, the Company Board shall recommend that the holders of the Shares adopt this Agreement, and the Company shall (a) include the Company Recommendation in the Proxy Statement and (b) comply in all material respects with all legal requirements applicable to such meeting. Notwithstanding the foregoing, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Stockholders Meeting shall not be postponed or adjourned (x) by more than ten calendar days at a time or (y) by more than 30 calendar days in the aggregate after the date on which the Stockholders Meeting was originally scheduled. In no event will the record date of the Stockholders Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by applicable Law. Notwithstanding anything to the contrary in this Agreement but subject to applicable Law, unless and until this Agreement is terminated in accordance with its terms, the Company’s obligation to call, give notice of, convene and hold the Stockholders Meeting under this Agreement shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, and once established, the Company shall not change the record date for the Company Stockholders Meeting or postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent (except as contemplated by this Section 4.4).

4.5           Filings; Other Actions; Notification.

(a)           Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to and clear with the SEC all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date (and in no event more than five (5) Business Days after) the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)           Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all reasonable actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Parent and Company shall reasonably cooperate with the other party to furnish it with such necessary information and reasonable assistance as the other party may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any Governmental Entity. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement); provided however any materials shared may be redacted before being provided to the other party (i) to remove references concerning the valuation of the Company (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)           Antitrust.

(i)	Notwithstanding anything in this Agreement to the contrary: (A) the Company and Parent will each make their respective filings under the HSR Act within ten (10) business days of the execution of this Agreement; and (B) counsel for the Company and Parent will consult with one another to determine if any filings are required under any applicable foreign antitrust or competition law and the Company and Parent shall make any such foreign filings within ten (10) business days of the execution of this Agreement. Parent shall pay the HSR fee and any foreign filing or other related fee. Both Company and Parent shall request early termination under the HSR Act and, if applicable, shall request early termination under any foreign antitrust or competition law.

(ii)	As promptly as practicable, Parent and the Company shall make an appropriate response to any request made by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) for non-privileged information and documents that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

(iii)	Notwithstanding anything to the contrary in this Agreement, Parent will take any and all reasonable steps necessary to avoid or eliminate each and every objection that may be asserted by any Government Antitrust Entity so as to enable the Closing to occur expeditiously, but in no case later than the Closing Date. Such steps shall include proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of Parent’s the Company’s assets, properties or businesses as necessary to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order which would have the effect of preventing the consummation of the transactions contemplated by this Agreement by the Closing Date; however any such steps must be conditioned on the Closing of the Transaction.

(d)           Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e)           Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) notices or other substantive communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any scheduled meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

4.6           Access and Reports. Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose (A) any privileged information of the Company or any of its Subsidiaries, (B) any information that is competitively sensitive, (C) any information that would violate Law , or (iii) to permit Parent or any of its Representatives to conduct any Phase II environmental site assessment or other invasive or intrusive environmental sampling or investigation; provided, that in the case of each of clauses (i) and (ii), the Company shall use commercially reasonably efforts to provide such information in a manner that does not result in disclosure or violation of privileged information or any such obligations, is not competitively sensitive or would not violate Law. All requests for information made pursuant to this Section 4.6 shall be directed to the executive officer of or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. Parent shall, and shall cause its Representatives to, use commercially reasonable efforts to minimize the disruption to the businesses of the Company and its Subsidiaries resulting from the access provided by this Section 4.6.

4.7           NASDAQ De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

4.8           Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that the Company shall be permitted (subject to consulting with, and obtaining the consent (not to be unreasonably withheld, conditioned or delayed) of, Parent) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary, proper or advisable. Notwithstanding the foregoing, (a) nothing in this Section 4.8 shall limit the Company’s or the Company Board’s rights under Section 4.2, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has effected a Change of Recommendation or shall have resolved to do so, and (c) the requirements of this Section 4.8 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent and its Affiliates may, without consultation or consent, make ordinary course disclosures and communications to existing or prospective general and limited partners and investors of such Person or any of its Affiliates of such Person, in each case who are subject to customary confidentiality restrictions; provided, that such ordinary course disclosures and communications do not include material non-public information with respect to the Company.

4.9           Employee Benefits. (a) Parent agrees that, for a period ending one (1) year after the Effective Time (or ending on the date of termination of the relevant Continuing Employee, if sooner), Parent will cause the Company or the Surviving Corporation, as applicable, to provide the employees of the Company and its Subsidiaries as of immediately prior to the Closing who remain so employed immediately following the Closing (the “Continuing Employees”) (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage provided to such employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) target cash bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities), sales and service incentive award compensation opportunities that are no less favorable in the aggregate to such employees than those provided to such employees by the Company and its Subsidiaries immediately prior to the Effective Time, (iii) pension and welfare benefits (excluding equity or equity-based, defined benefit pension, post-employment welfare, severance and deferred compensation benefits) that are substantially comparable in the aggregate to those (subject to the same exclusions) provided by the Company and its Subsidiaries immediately prior to the Effective Time under the Benefit Plans listed on Section 3.1(h)(i) of the Company Disclosure Letter and (iv) severance compensation that is no less favorable than the severance compensation set forth in the Company’s severance agreements with employees, policies, and programs in effect at the Effective Time, which agreements, policies and programs are set forth on Section 4.9(a) of the Company Disclosure Letter.

(b)           With respect to any employee benefit plan maintained by Parent or any Subsidiary of Parent in which any Continuing Employee or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time (collectively, “Parent Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, (i) recognize all service of such Continuing Employees with the Company or any of its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting (other than with respect to future equity awards) and future vacation benefit accruals to the same extent and for the same purpose as such Continuing Employee was entitled to credit for such service under the analogous Benefit Plan, provided that the foregoing shall not apply under a defined benefit pension plan or if duplication of benefits or compensation would result, (ii) use commercially reasonable efforts to waive any eligibility waiting periods and evidence of insurability requirements to the extent such requirements were waived or did not apply under the analogous Benefit Plan, and (iii) use commercially reasonable efforts to provide each Continuing Employee credit for any co-payments and deductibles paid and credited during the portion of the plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans for the plan year in which the Closing Date occurs.

(c)           Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Stock Plan and each Benefit Plan listed on Section 4.9(c) of the Company Disclosure Letter will occur upon the Effective Time.

(d)           With respect to the 2021 Performance Period (as defined under the Echo Global Logistics, Inc. Annual Incentive Plan (the “Company AIP”) or such analogous term under any other applicable bonus plan), subject to the applicable Senior Executive’s continuous employment with the Company or the Surviving Corporation (or its Subsidiary) through December 31, 2021, Parent shall, or shall cause the Surviving Corporation to, pay to such Senior Executive a Bonus (as defined in the Company AIP or any other applicable bonus plan) for 2021 in an amount equal to the greater of (i) the Bonus to which such Senior Executive would have been entitled under the terms of the Company AIP (or other applicable bonus plan) for 2021 based on actual Company and individual performance during the  2021 Performance Period (as  defined in the Company AIP) (or comparable period under any other applicable bonus plan) and (ii) the Senior Executive Minimum Bonus Amount set forth on Section 4.9(d) of the Seller Disclosure Schedule. The Bonuses due to each Senior Executive under this Section 4.9(d) and the Company AIP (or other applicable plan) shall be paid as soon as practicable following the completion of the Company’s audit for 2021 and, in any event, no later than March 15, 2022. Notwithstanding the continued employment condition in this Section 4.9(d) or the Company AIP (or other applicable bonus plan), if such Senior Executive’s employment with the Company or the Surviving Corporation or a Subsidiary is terminated by the Company or its Subsidiaries without cause or by the Senior Executive for good reason (as defined in such Senior Executive’s employment agreement with the Company, the Surviving Corporation or an Affiliate thereof or, if no such employment agreement exists, as determined in good faith by the board of directors of the Surviving Corporation) on or after the Effective Time and before December 31, 2021, such Senior Executive shall be entitled to the bonus amount determined in accordance with the first sentence of this Section 4.9(d) that the Senior Executive would have been entitled to receive had such Senior Executive remained employed with the Company or the Surviving Corporation through December 31, 2021 (to be paid at or around the same time as paid to other Senior Executives).

(e)           With respect to annual bonuses payable for the 2021 fiscal year under the Company’s corporate bonus pool covering the individuals as set forth on Section 4.9(e) of the Seller Disclosure Schedule (the “Corporate Bonus Plan”), subject to such individual’s continuous employment with the Company or the Surviving Corporation (or its Subsidiary) through the payment date for such 2021 annual bonuses, Parent shall, or shall cause the Surviving Corporation to, pay to such individual an annual bonus from a 2021 bonus pool (which, for the avoidance of doubt shall be paid in full) that is calculated as an aggregate amount equal to at least one hundred and fifty percent (150%) of all participants’ target 2021 annual bonuses under the Corporate Bonus Plan. The 2021 annual bonuses due to each Corporate Bonus Plan participant under this Section 4.9(e) and the Corporate Bonus Plan shall be paid as soon as practicable following the completion of the Company’s audit for 2021 and, in any event, no later than March 15, 2022. Notwithstanding the continued employment condition in this Section 4.9(e) or the Corporate Bonus Plan, if such Corporate Bonus Plan participant’s employment with the Company or the Surviving Corporation or a Subsidiary is terminated by the Company or its Subsidiaries without cause (as determined in good faith by the Company or the Surviving Corporation) on or after the Effective Time and before the payment date for the 2021 annual bonus, such participant shall remain entitled to his or her 2021 annual bonus under the Corporate Bonus Plan in accordance with the first sentence of this Section 4.9(e) as if such participant remained employed with the Company or the Surviving Corporation through the bonus payment date, with such amount to be paid at or around the same time as annual bonuses are paid to other participants in the Corporate Bonus Plan.

(f)            Nothing contained in this Section 4.9 (whether express or implied) shall (i) create or confer any right of continued employment or service or any particular term or condition of employment or service for any Continuing Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Benefit Plan or any other benefit or compensation plan, program or arrangement or (iii) confer any claims, rights, remedies or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

(g)           Notwithstanding anything to the contrary in Section 4.9, Parent’s, the Company’s, and the Surviving Corporation’s obligations under Section 4.9(a) and (b) shall not limit Parent’s, the Company’s, and the Surviving Corporation’s right, in their sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee because of, in whole or in part, COVID-19-related circumstances (in which case, for the avoidance of doubt, Parent, the Company, and the Surviving Corporation shall have no obligations under Section 4.9(a) and (b), including in respect of providing any severance or termination benefits).

4.10         Expenses. Except as otherwise provided in Section 4.5(c), Section 4.11(b) and Section 6.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

4.11         Indemnification; Directors’ and Officers’ Insurance. (a) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement. Parent shall cause the Surviving Corporation and its Subsidiaries to also pay expenses (including attorney’s fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent required by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)           Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A and Side B coverage parts (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 4.11.

(d)           The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations under this Section 4.11.

(e)           The rights of the Indemnified Parties under this Section 4.11 shall be in addition to any rights such Indemnified Parties may have under the charter or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Parent, Merger Sub and the Surviving Corporation hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in the charter or by-laws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six-year period beginning at the Effective Time.

4.12         Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub, the Company and the members of their respective boards of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

4.13         Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.14         Section 16 Matters. The Company and Parent each shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Shares (including derivative securities related to such stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act.

4.15         Financing Matters.

(a)           Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Financing contemplated by the Commitment Letters so that the funds contemplated thereby are available on the terms and conditions set forth in the Commitment Letters as promptly as practicable but in any event no later than the Closing Date, including using reasonable best efforts to (i) comply with and maintain in full force and effect the Financing and the Commitment Letters, in each case in accordance with the terms and subject to the conditions thereof until the funding of the Financing, (ii) negotiate and enter into definitive financing agreements with respect to the Financing on the terms and conditions (including any “flex” provisions) contained in the Commitment Letters so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date (which definitive financing agreements shall not (1) reduce the amounts to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Commitment Letter (including the “flex provisions” of the fee letter included in the Debt Commitment Letter), below, together with the Equity Financing or the Debt Financing (as applicable), the Required Financing Amount on the Closing Date, (2) amend, modify or supplement the conditions precedent to the Financing in a manner that makes it materially less likely the Financing will be funded or imposes new or additional conditions precedent to the receipt of the Financing, or (3) otherwise delay funding in any non de minimis respect of the Financing or make funding of the Financing less likely to occur at the Closing, (iii) satisfy as promptly as practicable and on a timely basis all conditions to the Financing contemplated by the Commitment Letter and the definitive agreements relating to the Financing within Parent’s and its Affiliates’ control, (iv) accept to the fullest extent all “market flex” contemplated by the Debt Commitment Letter to the extent required by the Debt Commitment Letter and (v) enforce its rights under the Debt Commitment Letter in the event of a breach by the Lenders under the Debt Commitment Letter or the definitive agreements entered into pursuant thereto relating to the Debt Financing that would be reasonably likely to impede or delay the Closing in any non de minimis respect. Parent shall provide to the Company copies of all documents (including all fee letters and engagement letters but excluding provisions thereof related to fees, pricing, market flex provisions, customary threshold amounts and any other provisions as reasonably required by the Lenders, which may be redacted so long as no redaction covers terms that would adversely affect the aggregate principal amount committed thereunder) relating to the Financing and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto.

(b)           Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (i) of any material breach or material default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to any Commitment Letter or definitive agreements entered into pursuant thereto related to the Financing of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other communication, in each case from any Person with respect to any actual or potential material breach, material default, termination or repudiation by any party to any Commitment Letter or definitive document related to the Financing or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c)           Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to any amendment, modification or supplement of, or waiver under, the Financing Commitments to the extent such amendment, modification, supplement or waiver would (i) reduce the amounts to be funded under the Equity Financing pursuant to the terms of the Equity Commitment Letter or the Debt Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letter, including the related “flex provisions” of the fee letter relating to the Debt Commitment Letter, below, together with the Debt Financing or the Equity Financing, as applicable, the Required Financing Amount on the Closing Date, (ii) amend, modify or supplement the conditions precedent to the Financing in a manner that makes it less likely the Financing will be funded or imposes new or additional conditions precedent to the receipt of the Financing, (iii) otherwise delay funding of the Financing in any non de minimis respect or make funding of the Financing less likely to occur at the Closing, or (iv) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter. In addition, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Equity Financing, including using reasonable best efforts to take all actions necessary to (w) maintain in effect the Equity Commitment Letter until the funding of the Equity Financing, (x) satisfy on a timely basis all conditions applicable to Parent and Merger Sub, and within its control, in the Equity Commitment Letter, if any, (y) subject to the satisfaction or waiver of the conditions in Sections 5.1(a) and 5.1(b), consummate the Equity Financing at the Closing and (z) enforce its rights under the Equity Commitment Letter (including seeking specific performance). Further for the avoidance of doubt, subject to Section 7.6, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2.

(d)           If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 4.15(a), any of the Debt Financing or the Debt Commitment Letter expire or are terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable on the terms and subject to the conditions (including any “flex” provisions) set forth in the Debt Commitment Letter, Parent shall (i) promptly notify the Company of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its reasonable best efforts to arrange for alternative debt financing (the “Alternative Financing”) (which alternative debt financing shall be in an amount sufficient, when added with the Equity Financing, to pay the Required Financing Amount at Closing and shall not include any conditions that are more onerous than or in addition to the conditions set forth in the Debt Commitment Letter as in effect on the date of this Agreement), to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.2, (iii) provide to the Company copies of all documents (including all fee letters and engagement letters but excluding provisions thereof related to fees, pricing, market flex provisions, customary threshold amounts and any other provisions as reasonably required by the lenders party thereto, which may be redacted so long as no redaction covers terms that would adversely affect the aggregate principal amount committed thereunder) relating to any alternative financing to replace the Debt Financing and (iv) keep the Company reasonably informed of material developments in respect of the process of obtaining any alternative financing. In the event any alternative financing is obtained, any reference herein (other than in connection with the making of the representations and warranties in Section 3.2(e) on the original signing date of this Agreement) to (x) “Financing” or “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified or replaced in compliance with this Section 4.15, and (y) “Financing Commitments,” “Commitment Letters” or “Debt Commitment Letter” shall include the Debt Commitment Letter except to the extent superseded in its entirety by an alternative financing at the time in question and the definitive agreements relating to any alternative financing to replace the Debt Financing, entered into in compliance with this Section 4.15 to the extent then in effect. Notwithstanding anything to the contrary in Section 4.15(a) through Section 4.15(d), it is understood and agreed that in no event will the reasonable best efforts of Parent and its Affiliates be deemed or construed to require Parent or any of its Affiliates to pay any fees materially in excess of those contemplated by the Debt Commitment Letter (including market flex provisions set forth therein) as in effect on the date of this Agreement, or agree to any market flex provision materially less favorable to the Buyer than the market flex provisions contained in the Debt Commitment Letter as in effect on the date of this Agreement (in either case, whether to secure waiver of any conditions contained therein or otherwise). None of such Sections 4.15(a) through Section 4.15(d) shall require Parent or its Affiliates to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a material violation of material, applicable Law, or provide any information to any Person that would result in (x) a violation of any confidentiality obligation contained in the Debt Commitment Letter or (y) loss of any attorney-client privilege.

(e)           Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries all cooperation reasonably requested by Parent in connection with the arranging, syndicating and consummating of the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, which cooperation shall include (i) participation by appropriate members of management of the Company designated by the Company in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies, in each case, at locations and times reasonably acceptable to the Company and upon reasonable advance notice; (ii) assisting with the preparation of appropriate and customary materials relating to the Company for rating agency presentations, private placement memoranda, bank information memoranda, and similar documents customarily required in connection with the Debt Financing (provided, however, that such rating agency presentations, private placement memoranda, bank information memoranda, and similar documents shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligors); (iii) executing and delivering credit agreements, guarantee and collateral agreements, other definitive financing agreements and reasonable and customary certificates (including a certificate of an appropriate officer of the Company with respect to the solvency of parties to the Debt Financing and their respective Subsidiaries), management representation and authorization letters and other documentation required by the Financing Sources as a condition to obtaining the Debt Financing and the definitive documentation related to the Debt Financing, subject (other than in the case of management representation and authorization letters) to the occurrence of the Closing; (iv) delivering possessory collateral (such as certificated equity and promissory notes) within its possession to the Parent or the Financing Sources which is required as a condition to obtaining the Debt Financing, subject to the occurrence of the Closing and otherwise facilitating, effective as of the Closing Date, the granting of a security interest (and perfection thereof) in collateral and the termination of the existing guarantee and collateral arrangements in connection with a payoff letter or termination letter (in each case, in form and substance reasonably satisfactory to Parent and its Financing Sources); (v) if reasonably requested in writing at least ten (10) Business Days prior to Closing, providing at least five (5) Business Days prior to Closing all documentation and other information with respect to the Company, its Subsidiaries and their respective Affiliates that the Lenders have determined is required by regulatory authorities in connection with applicable beneficial ownership, “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and 31 C.F.R. § 1010.230; (vi) taking all reasonably requested formal corporate or similar actions, subject to the occurrence of the Closing, to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date to fund the amounts required to be funded on the Closing Date pursuant to the terms hereof; (vii) providing reasonably promptly to Parent and the Persons that have committed to provide, arrange or otherwise enter into agreements in connection with the Debt Financing or Alternative Financing in connection with this Agreement, including the Lenders named in the Debt Commitment Letter and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with each of their respective past, present or future direct or indirect Affiliates, and any Representative of the foregoing, to the extent involved in the Debt Financing and their successors and assigns (collectively, the “Financing Sources”), the financial information required by paragraphs 7 and 8 of Exhibit C to the Debt Commitment Letter and, to the extent reasonably requested by Parent or the Financing Sources, other customary pertinent information regarding the Company in connection with the Debt Financing; (viii) paying off, satisfying, terminating and discharging the Existing Credit Facility at the Closing and in connection therewith, obtaining a payoff letter from the agent or lenders in respect of the Existing Credit Facility, which payoff letter together with any related release documentation shall, among other things, include the payoff amount and provide that the Liens and guarantees, if any, granted in connection the Existing Credit Facility related to the assets, rights and properties of the Company and its applicable Subsidiaries securing the Existing Credit Facility (other than any contingent indemnification and reimbursement obligations and other surviving obligations) shall, upon the payment of the amount set forth in such payoff letter at or prior to the Closing Date be released and terminated and deliver or cause to be delivered such payoff letters, together with related release documentation, to Parent on or prior to the Closing Date and (ix) using reasonable best efforts to remove the Lien set forth on Section 4.15(ix) of the Seller Disclosure Schedule. Notwithstanding anything in this Section 4.15 to the contrary, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment fee or similar fee prior to Closing, (B) incur any liability (or cause their respective directors, officers or employees to incur any liability) related to the Debt Financing (or Alternative Financing) prior to the Closing (other than in connection with the customary management representation and authorization letters referred to in clause (iii) above), (C) approve or enter into any agreement or binding commitment that is effective prior to the Closing, (D) provide (or to have any of their respective Representatives provide) any certificates (other than as described in the immediately preceding sentence), opinions or representations, in each case, with respect to or in connection with the Financing (other than in connection with the customary management representation and authorization letters referred to in clause (iii) above), (E) issue any offering memo, bank book or other similar document, (F) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a material violation of material, applicable Law, any material confidentiality obligation binding on the Company, its Subsidiaries or their respective officers, directors or employees or loss of any attorney-client privilege, in each case, with respect to or in connection with the Debt Financing, or (G) pay off, satisfy, terminate or discharge, in whole or in part, the Existing Credit Agreement prior to Closing.

(f)            Nothing in this Section 4.15 shall require the Company’s cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses (other than amounts that are required to be reimbursed by Parent pursuant to this Agreement) or give any indemnities or incur any other liability or obligation prior to the Effective Time. Parent shall, in the event the Closing does not occur, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including the reasonable and documented out-of-pocket fees and expenses of one primary outside counsel and one local counsel in any necessary jurisdiction) incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation in connection with the Debt Financing pursuant to this Section 4.15 or otherwise at the request of Parent. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable and documented costs, (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing of or on behalf of the Company, Parent or Merger Sub, including as to any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available, except to the extent such liabilities, losses, damages, claims, reasonable and documented costs (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments and penalties suffered or incurred result from information provided by the Company, its Affiliates and their respective Representatives, or a material misstatement by, the gross negligence of, the willful misconduct of, or the fraud of the Company, its Affiliates or any of their respective Representatives. The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary and factual manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights.

4.16         Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

4.17         Parent Vote. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

4.18         Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.

4.19         Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any Stockholder Litigation against the Company and/or its officers or directors, and Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any Stockholder Litigation against Parent and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. For purposes of this Section 4.19, “participate” means that (i) the applicable party shall be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the party receiving notice of such litigation (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such litigation (which comments and suggestions shall be considered in good faith) but will not be afforded any decision-making power or other authority over such litigation, including with respect to the settlement or compromise thereof.

As used in this Agreement, “Stockholder Litigation” means any legal proceeding commenced or threatened against a party hereto or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, other than any legal proceedings among the parties hereto related to this Agreement, the Guarantee or the Financing Commitments.

Article V

Conditions

5.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote.

(b)           Regulatory Consents. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)           Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, announced, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

5.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. (i)  The representations and warranties of the Company set forth in Sections 3.1(b)(i), 3.1(b)(ii) and 3.1(b)(iii) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date except for de minimis inaccuracies); (ii) each of the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.1(c) and Section 3.1(r) shall be true and correct in all material respects as of the as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Change qualifications contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Change.

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change.

(d)           Closing Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date and signed by an officer of the Company confirming the matters in Section 5.2(a), Section 5.2(b) and Section 5.2(c).

(e)           FIRPTA Certificate. The Company shall have delivered to Parent a certificate meeting the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

5.3           Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement in Section 3.2(f) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without regard to any materiality or qualifications contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Parent and Merger Sub’s ability to consummate the transactions contemplated hereby.

(b)           Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Closing Certificate. Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by an officer of Parent confirming the foregoing matters in Section 5.3(a) and Section 5.3(b).

5.4           Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.

Article VI

Termination

6.1           Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

6.2           Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a)           the Merger shall not have been consummated on or before the date that is six (6) months from the date hereof (the “Outside Date”), whether such date is before or after the date of approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a); provided that, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by such date.

(b)           the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a) shall not have been obtained at the Stockholders Meeting, including any adjournment or postponement thereof; or

(c)           any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a)); provided that the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, such action or event.

6.3           Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)           at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement (including, for the avoidance of doubt, Section 4.2 hereof), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that concurrently with such termination the Company pays the Company Termination Fee pursuant to Section 6.5(b);

(b)           if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.3(a) or 5.3(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent or (y) the Outside Date (provided that the Company is not then in breach of any representation, warranty, covenant or agreement such that Section 5.2(a) or 5.2(b) would not be satisfied); or

(c)            if (i) all conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is reasonably expected to be satisfied at the Closing (and continue to be satisfied during the two (2) Business Day period described below) at a time when the Closing is required to occur pursuant to Section 1.2, (ii) Parent fails to consummate the Closing on or before the later of the date the Closing should have occurred pursuant to Section 1.2 and the end of such two (2) Business Day period described below and (iii) at least two (2) Business Days prior to such termination (but at a time when sub clause (i) above is satisfied), the Company delivered written notice to Parent and Merger Sub irrevocably confirming that the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement during such two (2) Business Day period and that all the conditions set forth in Section 5.3 have been satisfied or irrevocably waived (other than any condition that by its nature cannot be satisfied until the Closing but that is reasonably expected to be satisfied at the Closing).

6.4           Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

(a)           if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.2(a) or 5.2(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company or (y) the Outside Date (provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement such that Section 5.3(a) or 5.3(b) would not be satisfied); or

(b)           at any time prior to the time the Company Requisite Vote is obtained a Change of Recommendation shall have occurred.

6.5           Effect of Termination and Abandonment. (a)  Subject to the remainder of this Section 6.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) subject to Section 6.5(b) and Section 6.5(c), no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any “willful breach” of this Agreement prior to the termination and (ii) the provisions set forth in Section 7.1 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing shall impair the rights of the Company, if any, to obtain the relief set forth in Section 7.6 prior to any termination of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)           In the event that:

(i)	(A) after the date of this Agreement, an Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of “Acquisition Proposal”) (a “Company Qualifying Transaction”) shall have been publicly made, proposed or disclosed or otherwise becomes publicly known prior to such termination (or, in the case of a termination pursuant to Section 6.2(b), prior to the Company Stockholders Meeting (or any adjournment or postponement thereof)), (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 6.2(a) (Outside Date) or 6.2(b) (Company Requisite Vote not Obtained) or by Parent pursuant to Section 6.4(a) (Company Breach), and (C) at any time on or prior to the 12-month anniversary of such termination, the Company enters into a definitive agreement regarding a Company Qualifying Transaction that is subsequently completed, a tender offer that constitutes a Company Qualifying Transaction is completed or the Company otherwise completes a Company Qualifying Transaction (whether or not it is the same such transaction that became publicly known);

(ii)	this Agreement is terminated by the Company pursuant to Section 6.3(a) (Termination for Superior Proposal); or

(iii)	this Agreement is terminated by the Parent pursuant to Section 6.4(b) (Change of Recommendation).

then the Company shall pay Parent the Company Termination Fee. Any Company Termination Fee due under this Section 6.5(b) shall be paid by wire transfer of immediately available funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clause (i) above, within three (3) business days of the consummation of the Company Qualifying Transaction, (B) in the case of termination pursuant to clause (ii) above, as set forth in Section 6.3(a) (i.e., concurrently with such termination) or (C) in the case of a termination pursuant to clause (iii) above, within three (3) business days of such termination. For purposes of this Agreement, “Company Termination Fee” means thirty-nine million five hundred and eighty-eight thousand dollars ($39,588,000.00). Notwithstanding anything to the contrary in this Agreement, each of the Company, Parent and Merger Sub acknowledges and agrees (on behalf of themselves and the Parent Non-Recourse Parties) that in the event that Parent is entitled to receive the Company Termination Fee pursuant to this Section 6.5(b), the right of Parent to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Guarantor, Merger Sub, the Financing Sources, and it and their respective Affiliates and any of their respective former, current or future direct or indirect equityholders, general or limited partners, stockholders, members, managers, affiliated (or commonly advised) funds, directors, officers, employees, agents or other Representatives (including legal counsel, accountants and financial advisors), Affiliates or assignees (the “Parent Non-Recourse Parties”), regardless of the circumstances giving rise to such termination. Upon payment of such amount, none of the Company, any of its Subsidiaries or Affiliates or any of their respective, direct or indirect, former, current or future stockholders, directors, officers, employees, agents, Affiliates or assignees (the “Company Non-Recourse Parties”), shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Company expressly acknowledges and agrees that Parent shall not need to prove damages to receive the Company Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Company Termination Fee. In no event shall Parent be entitled to the Company Termination Fee on more than one occasion.

(c)           In the event that this Agreement is terminated by the Company pursuant to Section 6.3(b) or Section 6.3(c), then Parent (or the Guarantor pursuant to the Guarantee solely to the extent provided therein) shall pay the Parent Termination Fee and such amount shall constitute liquidated damages in respect of such termination.  Any Parent Termination Fee due under this Section 6.5(c) shall be paid by wire transfer of immediately available funds to an account provided in writing by the Company to Parent within three (3) business days of the termination.  For purposes of this Agreement, “Parent Termination Fee” means seventy-nine million one hundred and seventy-six thousand dollars ($79,176,000.00).  Notwithstanding anything to the contrary contained in this Agreement, and subject to the Company’s specific performance rights expressly set forth in Section 7.6, except for the payment obligations set forth in Section 4.15(e) and (f), the Company’s right to terminate this Agreement and the Company’s right to receive payment of the Parent Termination Fee (if payable in accordance with and subject to the terms of this Agreement) and enforce the Guaranty (in accordance with and subject to the terms of the Guaranty) shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, the Guarantor or the Financing Sources for, and the Company (on behalf of itself and the Company Non-Recourse Parties) shall be deemed to have waived all other remedies (including equitable remedies) with respect to, any losses, damages, liabilities, taxes, claims, fines, judgments, costs and expenses suffered as a result of the termination of this Agreement, the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Equity Commitment Letter or otherwise. Except as specified in the immediately preceding sentence, following the termination of this Agreement, (A) none of Parent or any Parent Non-Recourse Parties shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein and therein, (B) neither the Company nor any Company Non-Recourse Party shall be entitled to bring, and the Company shall cause all the Company Non-Recourse Parties not to bring, and shall in no event support, facilitate, encourage or take any action, suit or other legal proceeding of any nature (under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity) against the Parent Non-Recourse Parties with respect to, arising out of, relating to or in connection with the termination of this Agreement, the failure of the Closing to occur or for a breach (including any willful breach) or failure to perform hereunder, under the Equity Commitment Letter or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise) and the Company shall cause any such action, suit or other legal proceeding pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination, and (C) under no circumstances will the Company Non-Recourse Parties be entitled to monetary remedies for any losses, damages, liabilities, taxes, claims, fines, judgments, costs and expenses suffered as a result of the failure of the transactions contemplated by this Agreement or in the Debt Commitment Letter to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith.  In no event shall the Company be entitled to the Parent Termination Fee on more than one occasion.

(d)           The parties acknowledge that the agreements contained in Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company fails to promptly pay any amount due pursuant to Section 6.5(b) or Parent fails to promptly pay any amounts due pursuant to Section 6.5(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a legal proceeding that results in a judgment against the Company for the amount set forth in Section 6.5(b) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such legal proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable (the amounts referred to in the foregoing, the “Collection Costs”; provided, that in no event shall the Collection Costs exceed $10,000,000).

Article VII

Miscellaneous

7.1           Survival. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 4.9 (Employee Benefits), 4.10 (Expenses), 4.11 (Indemnification; Directors’ and Officers’ Insurance), Sections 4.15(e) and (f) (Parent Payment Obligations) and 4.18 (Additional Matters) shall survive the consummation of the Merger. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Sections 4.8 (Publicity), 4.10 (Expenses) and 6.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

7.2           Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding the foregoing, this Section 7.2 and Sections 6.5, 7.5, 7.9 and 7.16 shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Financing Source without the prior written consent of the Lenders party to the Debt Commitment Letter that have consent rights over amendments to this Agreement.

7.3           Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

7.4           Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. An electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.

7.5           GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.7 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 7.5 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the chancery court of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in the event any dispute arises out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby shall be brought, tried and determined only in the chancery court of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in each case sitting in Newcastle County in the State of Delaware, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (vi) agrees that it shall not bring any action arising out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything to the contrary contained in the foregoing, and except as expressly set forth in the Debt Commitment Letter, all disputes against any Financing Sources under the Debt Commitment Letter or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), (1) will be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to any Law (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York and (2) will be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(b).

7.6           Specific Performance.

(a)           The parties acknowledge and agree that irreparable harm would occur in the event that any of the provisions of this Agreement, the Guarantee and the Equity Commitment Letter were not performed in accordance with their specific terms or in the event of any actual or threatened breach of this Agreement, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Article VI, the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 7.9) shall, subject Section 7.6(b), be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. The parties hereby further acknowledge and agree that, subject to Section 7.6(b), such relief shall include the right of the Company to cause Parent and Merger Sub to consummate the transactions contemplated hereby, in each case, if each of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing and the Closing is required to occur pursuant to Section 1.2). The parties further agree that (a) by seeking the remedies provided for in this Section 7.6, a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated (other than the respective Termination Fee) or in the event that the remedies provided for in this Section 7.6 are not available or otherwise are not granted and (b) nothing contained in this Section 7.6 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.6 before exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any action or proceeding pursuant to this Section 7.6 or anything contained in this Section 7.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereby acknowledges and agrees that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

(b)           Notwithstanding anything to the contrary contained in this Agreement, including Section 7.6(a), the right of the Company to seek specific performance of Parent and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing shall only be available if: (i) all conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but each of which would be satisfied if the Closing were to occur) at a time when the Closing would otherwise occurred pursuant to Section 1.2), (ii) the Debt Financing has been funded in accordance with its terms or will be funded in accordance with its terms at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that all conditions to Closing set forth in Section 5.3 have been satisfied (or waived) and if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur pursuant to Section 1.2. For the avoidance of doubt, the Company shall be entitled to seek (but shall not be entitled to receive) both a grant of specific performance of Parent and Merger Sub’s obligations to consummate the Closing hereunder and payment of the Parent Termination Fee.

7.7           Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, electronic mail or by facsimile:

If to Parent or Merger Sub:

c/o The Jordan Company, L.P.

399 Park Avenue, 30th Floor

New York, NY 10022

Brian Higgins; Peter Suffredini

bhiggins@thejordancompany.com; psuffredini@thejordancompany.com with a copy to

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Andrew Arons, P.C.; Lukas Richards

Email: andrew.arons@kirkland.com; lukas.richards@kirkland.com

If to the Company:

Echo Global Logistics, Inc.,
600 West Chicago Avenue, Suite 725

Chicago, IL 60654
Attention: Doug Waggoner, Chief Executive Officer

with a copy to

Winston & Strawn LLP
35 W. Wacker Drive

Chicago, IL 60601
Attention: Steven J. Gavin; Kyle S. Gann

Email: SGavin@winston.com; KGann@winston.com

fax: (312) 558-5700

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or electronic mail (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7.8           Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement, dated July 22, 2021, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY AND ITS SUBSIDIARIES, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY’S AND ITS SUBSIDIARIES’ CUSTOMERS AND THE EFFECTS ON THE BUSINESS RESULTING FROM THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT AND MERGER SUB) AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES AS IT HAS REQUESTED.  EACH OF PARENT AND MERGER SUB FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE COMPANY ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, AND (B) NONE OF PARENT OR MERGER SUB HAS RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING ANY FINANCIAL PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR BANKERS, INCLUDING MANAGEMENT PRESENTATIONS, THE COMPANY’S ELECTRONIC DATA ROOM OR OTHER DUE DILIGENCE INFORMATION AND THAT NONE OF PARENT OR MERGER SUB WILL HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS PARENT OR MERGER SUB MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN SECTION 3.1 HEREOF (AS MODIFIED BY THE COMPANY REPORTS OR THE COMPANY DISCLOSURE LETTER, AS SUPPLEMENTED OR AMENDED) AND (III) NEITHER PARENT NOR ANY OF ITS AFFILIATES SHALL HAVE ANY CLAIM FOR LOSSES TO THE EXTENT RESULTING FROM, OR CAUSED BY, THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT).  FOR THE AVOIDANCE OF ANY DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE FINANCIAL PROJECTIONS, THAT PARENT AND MERGER SUB ARE FAMILIAR WITH SUCH UNCERTAINTIES, THAT PARENT AND MERGER SUB ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO THEM AND ANY USE OF OR RELIANCE BY PARENT AND MERGER SUB ON SUCH PROJECTIONS SHALL BE AT THEIR SOLE RISK, AND PARENT AND MERGER SUB SHALL NOT HAVE ANY CLAIM AGAINST ANYONE WITH RESPECT THERETO.

7.9           No Third Party Beneficiaries. Except (a) as provided in 4.11 (Indemnification; Directors’ and Officers’ Insurance), (b) following the Effective Time, for the provisions of Article II, and (c) for the Company Non-Recourse Parties and the Parent Non-Recourse Parties as provided in Section 6.5(b), Section 6.5(c) (Effect of Termination and Abandonment) and Section 7.16, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that each Financing Source shall be an intended third party beneficiary of, and shall be entitled to enforce the provisions of, this Section 7.9 and Sections 6.5. 7.2, 7.5 and 7.16 (in each case, to the extent contemplated hereby and thereby). No stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right of the Company in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

7.10         Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.11         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

7.12         Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

7.13         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.14         Interpretation; Construction. (a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The term “dollars” and character “$” shall mean United States dollars. References to “made available” in respect to any document or information being made available to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least one day prior to the date hereof.

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)            Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

7.15         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that Parent or Merger Sub may transfer or assign its rights (but not its obligations) under this Agreement, in whole or in part, from time to time, to (a) one or more of its Affiliates, or (b) to any parties providing secured debt financing (or any agent therefore), solely for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time to any Person that acquires the Surviving Corporation or substantially all of its assets. Any purported assignment without compliance with this Section 7.15 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

7.16         Non-Recourse. This Agreement may only be enforced against, and any claim, action or legal proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; provided, that the foregoing shall not be deemed to limit any enforcement against, and any claim, action or legal proceeding against the Investors under the Equity Commitment Letter or the Guarantee, in each case, pursuant to and in accordance with the terms thereof. No Parent Related Party (other than Parent and Merger Sub to the extent set forth in this Agreement and the Investors to the extent set forth in the Equity Commitment Letter and the Guarantee) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Action (whether at law, in equity in tort, in contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding anything to the contrary herein, the Company (on behalf of itself and the Company Non-Recourse Parties) agrees that (A) no Financing Source shall have any liability or obligation to the Company or any Company Non- Recourse Party relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated herein and therein under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity, and (B) neither the Company nor any Company Non-Recourse Party shall be entitled to bring, and the Company shall cause all the Company Non-Recourse Parties not to bring, and shall in no event support, facilitate, encourage or take any action, suit or other legal proceeding of any nature (under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity) against any Financing Source with respect to, arising out of, relating to or in connection with, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and the Company shall cause any such action, suit or other legal proceeding to be dismissed with prejudice as promptly as practicable after such termination. Nothing in this Section 7.16, Section 6.5 or any other provision of this Agreement shall (i) limit the liability or obligations of the Financing Sources to Parent and its Affiliates (and its or their permitted successors and assigns, including the Company after giving effect to the Merger) under the Debt Commitment Letter or the definitive agreements related thereto or (ii) operate as a waiver by Parent and its Affiliates (and its or their permitted successors and assigns, including the Company after giving effect to the Merger) of any claims, causes of action, obligations or losses arising thereunder or related thereto.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ECHO GLOBAL LOGISTICS, INC.

By	/s/ Douglas R. Waggoner
	Name:	Douglas R. Waggoner
	Title:	Chief Executive Officer

EINSTEIN MIDCO, LLC

By	/s/ Brian Higgins
	Name:	Brian Higgins
	Title:	President

EINSTEIN MERGER SUB, INC.

By	/s/ Brian Higgins
	Name:	Brian Higgins
	Title:	President

ANNEX A

DEFINED TERMS

Terms	Page

2008 Plan	11
Acceptable Confidentiality Agreement	42
Acquisition Proposal	45
Actions	16
Affiliate	10
Agreement	1
Alternative Acquisition Agreement	42
Alternative Financing	56
Anti-Corruption Laws	20
Applicable Date	14
Bankruptcy and Equity Exception	13
Benefit Plan	17
Book-Entry Shares	3
business day	2
By-laws	3
Capitalization Date	11
Certificate of Merger	2
Certificates	3
Change	9
Change of Recommendation	42
Charter	2
Claim	36
Closing	2
Closing Date	2
Code	17
Collection Costs	67
Commitment Letters	34, 57
Company	1
Company AIP	51
Company Approvals	13
Company Board	1
Company Disclosure Letter	8
Company Intellectual Property	26
Company Material Adverse Change	9
Company Material Contracts	30
Company Non-Recourse Parties	65
Company Qualifying Transaction	64
Company Recommendation	1
Company Reports	14
Company Requisite Vote	12

Company Securities	12
Company Termination Fee	65
Confidentiality Agreement	71
Continuing Employees	50
Contract	14
Corporate Bonus Plan	52
COVID-19	10
COVID-19 Measures	10
D&O Insurance	53
Debt	36
Debt Commitment Letter	33, 57
Debt Financing	33, 57
DGCL	2
Dissenting Shares	4
Effective Time	2
Environmental Law	22
Equity Commitment Letter	33
Equity Financing	34
ERISA	17
Exchange Act	9
Exchange Fund	4
Excluded Share	3
Excluded Shares	3
Ex-Im Laws	21
FCPA	20
Financing	34, 57
Financing Commitments	34
Financing Sources	58
GAAP	15
Government Antitrust Entity	48
Governmental Entity	6
Governmental Order	10
Guarantee	1
Guarantor	1
Hazardous Substance	22
HSR Act	13
Indemnified Parties	53
Indemnified Party	53
Insurance Policies	28
Intellectual Property	28
Intervening Event	45
Investors	34
IRS	17
ITAR	21
Knowledge	16, 33
Labor Agreement	29

Laws	19
Leased Real Property	30
Leases	30
Lenders	33
Licenses	19
Lien	11
Merger	1
Merger Sub	1
NASDAQ	13
OFAC	20
Order	60
Outside Date	62
Parent	1
Parent Approvals	32
Parent Benefit Plans	51
Parent Disclosure Letter	31
Parent Non-Recourse Parties	65
Parent Termination Fee	66
Paying Agent	4
Pension Plan	17
Per Share Merger Consideration	3
Performance Share	7
Permitted Tax Liens	11
Person	6
Present Fair Salable Value	36
Protected Data	27
Proxy Statement	45
Representatives	31
Required Financing Amount	35
Restricted Share	6
Restricted Stock Unit	7
Sanctioned Country	21
Sanctioned Person	20
Sanctions Laws	21
SEC	14
Securities Act	14
Share	3
Shares	3
Significant Subsidiary	8
Solvency	36
Solvent	36
SOX	14
Stock Plan	11
Stockholder Litigation	60
Stockholders Meeting	46
Subsidiary	8

Superior Proposal	45
Surviving Corporation	2
Takeover Statute	21
Tax	23
Tax Authority	24
Tax Return	23
Taxes	23
Trade Control Laws	20
WARN Act	24
willful breach	64

Exhibit A

Form of Amended and Restated Charter of the Surviving Corporation